EXHIBIT 10.1

[EXECUTION COPY]

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLARK BENSON, LLC

Dated as of January 26, 2006

THE UNITS OF LIMITED LIABILITY COMPANY INTEREST CREATED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER APPLICABLE SECURITIES LAWS. THE SALE, TRANSFER (OTHER THAN A PERMITTED TRANSFER), PLEDGE OR HYPOTHECATION OF ANY OF THESE UNITS OF LIMITED LIABILITY COMPANY INTERESTS REQUIRES THE CONSENT OF THE MANAGER.

Page

ARTICLE I	DEFINITIONS	1
1.01	Definitions	1
ARTICLE II	GENERAL PROVISIONS	1
2.01	Organization of the Company	1
2.02	Name of the Company	1
2.03	Business of the Company	1
2.04	Place of Business of the Company; Registered Agent	2
2.05	Duration of the Company	2
2.06	Scope of Members’ Authority	2
2.07	Title to Company Property	2
2.08	Members’ Names and Addresses	2
2.09	Additional Members	2
ARTICLE III	DISTRIBUTIONS	3
3.01	Distributions	3
3.02	Non-Cash Distributions	3
3.03	Amounts Withheld	3
ARTICLE IV	CAPITAL CONTRIBUTIONS, PROFITS AND LOSSES, WORKING CAPITAL AND ACQUISITION LOANS	4
4.01	Capital Contributions	4
4.02	Capital Accounts	4
4.03	Allocations of Income, Gain, Loss, and Deduction	4
4.04	Special Allocations	5
4.05	Allocations and Distributions Upon Change of Interest	5
4.06	Separately Stated Items	5
4.07	Working Capital and Acquisition Loans	5
ARTICLE V	MANAGEMENT	7
5.01	General	7
5.02	Certain Powers of the Principals	8
5.03	Election and Tenure	9
5.04	Officers	9
5.05	Liability for Certain Acts	9
5.06	Manager Has No Exclusive Duty to Company	10
5.07	Indemnification	10
5.08	Certain Expenses	10
ARTICLE VI	RIGHTS AND OBLIGATIONS OF MEMBERS	10
6.01	Limitation of Liability	10
6.02	Company Debt Liability	10
6.03	List of Members	10

i

(continued)

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6.04	Company Books	10
6.05	Priority and Return of Capital	11
ARTICLE VII	BOOKS, RECORDS AND BANK ACCOUNTS	11
7.01	Tax and Financial Matters	11
7.02	Books and Records	11
7.03	Accounting Basis and Fiscal Year	11
7.04	Reports	11
7.05	Bank Accounts	12
ARTICLE VIII	TRANSFERABILITY OF UNITS	12
8.01	General	12
8.02	Assignment	12
8.03	Rights of First Refusal on Voluntary Transfers	12
8.04	Transfers by Operation of Law	14
8.05	Put Right of Winsor; Call Right of the Company; Change of Control Purchase	14
8.06	Take Along Right	17
8.07	Tag Along Right	17
ARTICLE IX	CERTIFICATES	18
9.01	Certificates; Legends	18
ARTICLE X	DISSOLUTION AND TERMINATION; NO CONVERSION	19
10.01	Events of Dissolution	19
10.02	Distributions Upon Liquidation	19
10.03	No Conversion of Company	19
ARTICLE XI	REPRESENTATIONS, AGREEMENTS AND COVENANTS BY THE MEMBERS	20
11.01	Investment Intent	20
11.02	Securities Regulation	20
11.03	Binding Agreement	20
11.04	Tax Position	20
11.05	Attorney’s Review	21
11.06	Non-Disclosure	21
11.07	Public Company	21
11.08	Special Covenants Relating to Winsor	21
11.09	Bank Guarantee and Security	21
ARTICLE XII	MISCELLANEOUS	22
12.01	Notices	22
12.02	Successors and Assigns	22
12.03	Amendments	22

ii

(continued)

Page

12.04	Partition	22
12.05	No Waiver	23
12.06	Exhibits	23
12.07	Entire Agreement	23
12.08	Captions	23
12.09	Counterparts	23
12.10	Applicable Law	23
12.11	Gender, Etc	23
12.12	Equitable Remedies	23
12.13	Arbitration	23
12.14	Creditors	24

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLARK BENSON, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of CLARK BENSON, LLC, a limited liability company organized pursuant to the Act (the “Company”), is entered into as of January 26, 2006 (the “Effective Date”), by and among the Company and the Persons set forth on Schedule A, as amended from time to time (each, a “Member” and collectively, the “Members”).

PRELIMINARY STATEMENT

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on October 26, 2005;

WHEREAS, the Members desire to provide, inter alia, for the operation of the Company, and, in general, to set out fully the rights and obligations of the Members, the Manager, the Principals and officers of the Company.

ARTICLE I

DEFINITIONS

1.01 Definitions. The defined terms used in this Agreement shall have the meanings specified in Schedule B hereto.

ARTICLE II

GENERAL PROVISIONS

2.01 Organization of the Company. The parties hereto hereby acknowledge that the limited liability company has been organized pursuant to the provisions of the Act. Except as expressly provided herein, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Manager shall take all actions necessary to assure the prompt filing of any documents or instruments necessary or appropriate to effectuate the provisions of this Agreement and the conduct of the operations of the Company as contemplated hereby.

2.02 Name of the Company. The name of the Company shall be Clark Benson, LLC or such other name as the Manager may from time to time determine upon Consent of the Members. The Manager shall cause to be filed on behalf of the Company such limited liability company, assumed or fictitious name or foreign qualification certificate or certificates as may from time to time be required by law.

2.03 Business of the Company.

(a) The business of the Company shall be (i) to build a business to capture a share of financial planning, estate planning, employee benefits and wealth management services market through acquisitions and/or affiliated models; provided, however, that to the extent that a transaction within the scope of (i) could also be within the scope of one or more of Clark, Inc.’s operating divisions, the CEO of Clark, Inc. will determine wherein the transaction will occur and the Board will determine if the transaction will occur, and (ii) to pursue and engage in other related and unrelated business opportunities as they may arise as agreed to by the Principals with the consent of the Clark, Inc. Board of Directors. For these purposes, if an acquisition is originated and developed by the Company, there shall be a rebuttable presumption that the opportunity should be pursued through the Company rather than another operating division of Clark, Inc.

(b) The Company shall be a limited liability company solely for the purposes set forth in this Section 2.03. Except as provided in this Agreement, the Company shall not engage in any other activity or business.

2.04 Place of Business of the Company; Registered Agent. The principal place of business of the Company shall be located at 102 South Wynstone Park Drive, North Barrington, IL 60010. The Principals may, at any time and from time to time, change the location of the Company’s principal place of business. The registered agent for service of process for the Company in the State shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 18901.

2.05 Duration of the Company. The Company shall have perpetual existence unless sooner terminated in accordance with Article X hereof.

2.06 Scope of Members’ Authority. Except as expressly provided for in this Agreement, no Member shall have any authority to act for, hold himself or itself out as the agent of, or assume any obligation or responsibility on behalf of, any other Member or the Company.

2.07 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

2.08 Members’ Names and Addresses. The names and addresses of the Members are as set forth on Schedule A.

2.09 Additional Members. The Company shall not admit any additional Members except pursuant to Article VIII.

ARTICLE III

DISTRIBUTIONS

3.01 Distributions.

(a) First, within sixty (60) days following the end of each Fiscal Year (or if later, the date the audited financial statements of the Company are completed, but in no event later than seventy-five (75) days following the end of each Fiscal Year), the Company shall pay in cash a Winsor Distribution to Winsor with respect to the just completed Fiscal Year; provided, however, that the payment of such Winsor Distribution shall be accelerated in the event that Winsor ceases to be a Member of the Company, and shall be made within sixty (60) days following the date in which Winsor ceases to be a Member in an amount determined based on the number of days during which Winsor was a Member of the Company during such Fiscal Year.

(b) Next, on or about the time of the Winsor Distribution, the Company shall pay in cash the Clark Distribution.

(c) Distributions made in connection with a Capital Transaction shall be distributed in accordance with Section 10.02(b) on or about the time of the Winsor Distribution.

(d) In the event that the Company does not have the funds available to make any distributions provided in this Section 3.01, Clark hereby agrees to loan such funds to the Company in order to enable the Company to timely and fully make all such distributions.

3.02 Non-Cash Distributions. If any non-cash assets of the Company shall be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof as determined by the Company.

3.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 3.03 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE IV

CAPITAL CONTRIBUTIONS, PROFITS AND LOSSES,
WORKING CAPITAL AND ACQUISITION LOANS

4.01 Capital Contributions.

(a) Each Member has made a Capital Contribution in the amount set forth in Schedule A hereto as of the date hereof.

(b) No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by him or it or to receive any other payment in respect of his or its interest in the Company (including, without limitation, upon withdrawal from the Company), except as specifically provided in this Agreement.

4.02 Capital Accounts. A single Capital Account shall be established and maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member shall be initially as set forth on Schedule A hereto and (i) shall be increased by the amount of any additional capital contributions and allocations to the Member of items of Book income and gain, (ii) shall be decreased by the amount of distributions to the Member under this Agreement and allocations to the Member of items of Book loss and deduction, and (iii) shall otherwise be appropriately adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

4.03 Allocations of Income, Gain, Loss, and Deduction.

(a) Items Not Arising from a Capital Transaction. For each Fiscal Year, items of Book income, gain, loss, or deduction, other than such items arising from a Capital Transaction, shall be allocated among the Members as follows:

(i) To Winsor, items of Book income and gain so that, immediately after giving effect to such allocation, Winsor’s Capital Account balance (determined without regard to the amount of Winsor’s Capital Contribution) will equal, as nearly as possible, the Winsor Distribution with respect to such Fiscal Year (and payable, unless accelerated under Section 3.01(a), in the following Fiscal Year), plus any unpaid Winsor Distributions with respect to prior Fiscal Years.

(ii) To Clark, all other such items of Book income, gain, loss, or deduction.

(b) Items Arising from a Capital Transaction. Items of Book income, gain, loss, or deduction arising from a Capital Transaction shall be allocated among the Members as follows:

(i) To Winsor, items of Book income and gain so that, immediately after giving effect to such allocation, Winsor’s Capital Account balance (determined without regard to the amount of Winsor’s Capital Contribution) will equal, as nearly as possible, twenty-five percent (25%) of the Net Capital Transaction Proceeds.

(ii) To Clark, all other such items of Book income, gain, loss, or deduction.

4.04 Special Allocations.

(a) Special Allocations under Code Section 704(b). The provisions of the Treasury Regulations promulgated under Code Section 704(b) relating to qualified income offset, minimum gain chargeback, minimum gain chargeback with respect to partner nonrecourse debt, allocations of nonrecourse deductions, allocations with respect to partner nonrecourse debt, and limitations on allocations of Losses relating to a partner’s adjusted capital account deficit are hereby incorporated by reference and shall be applied to the allocation of income, gain, loss, and deduction in the manner provided in such Treasury Regulations.

(b) Special Allocations under Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction for federal tax purposes shall take into account any variation between the adjusted federal income tax basis of Company property and the Book value of such property for purposes of maintaining Capital Accounts.

4.05 Allocations and Distributions Upon Change of Interest. If a Member disposes of its entire interest in the Company (whether by sale or exchange or liquidation by the Company), the Company’s Fiscal Year will close with respect to such Member and allocations and distributions to such Member for the Fiscal Year of the disposition shall be based on an interim closing of the books as of the date of final disposition. In the event that a Member’s interest in the Company changes, but the Member does not dispose of its entire interest in the Company, allocations for the Fiscal Year of the change shall take into account the varying interests of the Members in the Company in a manner consistent with Code Section 706. For this purpose, unless otherwise agreed to by the Members: (i) items of income, gain, loss, or deduction arising from the sale or other disposition of assets of the Company (other than de minimis assets or dispositions in the ordinary course of the Company’s business) shall be allocated among the Members based upon an interim closing of the books as of the date of disposition; and (ii) items of income, gain, loss, or deduction in all other cases shall be prorated items and shall be assigned equally to each day in the fiscal quarter in which such change in interest occurs and allocated based on the Members’ respective interests in the Company on each day in such fiscal quarter.

4.06 Separately Stated Items. Allocations of items of income, gain, loss, or deduction shall consist of a pro rata portion of the Company’s items of income, gain, loss, or deduction required to be separately stated under Code Section 702(a).

4.07 Working Capital and Acquisition Loans. The operations of the Company will be financed by Clark as follows:

(a) Clark shall make the following working capital loans to the Company, subject to the terms set forth below:

(i) During such time as Benson is employed by the Company as its President and Chief Executive Officer, Clark shall make a loan or loans to the Company during each Fiscal Year (which loan amounts will be appropriately prorated for partial Fiscal Years) in such annual aggregate amount equal to such amount as is necessary for the Company to satisfy its obligations under the Benson Employment Agreement, including without limitation, $1,000,000 plus the amount equal to the amount of the Company’s portion of payroll taxes with respect thereto assessable during such Fiscal Year (each such loan, a “Compensation Loan”) to be applied for the payment of Benson’s annual salary plus the Company’s portion of payroll taxes. Each Compensation Loan shall be made to the Company no less frequently than in equal quarterly installments at the beginning of each quarter during each Fiscal Year.

(ii) Prior to the commencement of each Fiscal Year the Principals will jointly submit to the Clark Board of Directors (the “Clark Board”) the Operating Budget for the next immediate Fiscal Year, which shall identify, among other things, the amount of the Estimated Operating Expenses. Upon approval of the applicable Operating Budget by the Clark Board, which approval shall be in the Clark Board’s discretion (to be exercised in good faith), Clark shall make a loan or loans to the Company from time to time as may be necessary to fund the approved Operating Budget, to make the distributions as provided in Section 3.01(a) when due, and to repay the Compensation Loan and any working capital loans made during such Fiscal Year not otherwise repaid when due (such Compensation Loan and the loan made pursuant to this clause (ii) referred to herein collectively as the “Working Capital Loans”).

(iii) Working Capital Loans shall accrue interest on an annual, non-compounded basis at the Applicable Federal Rate. Interest on Working Capital Loans shall be payable annually except to the extent there is an Operational Shortfall. Working Capital Loans made during any Fiscal Year shall be due on December 31 of such Fiscal Year provided that the Company has operating income that is equal to or greater than operating expenses. To the extent that operating income is less than operating expenses (including Required Interest) for the applicable Fiscal Year (the “Operational Shortfall”) the Working Capital Loans for such Fiscal Year to the extent of the Operational Shortfall automatically will be extended and shall be payable in conjunction with a Capital Transaction.

(b) Clark shall make the following acquisition loans to the Company, subject to the terms set forth below:

(i) Prior to the commencement of each Fiscal Year, the Principals jointly shall present to the Clark Board an acquisition budget estimating the aggregate acquisitions contemplated for such year. From time to time during each Fiscal Year, the Principals shall jointly submit to the Clark Board a request for loans to finance the acquisition of businesses or to otherwise give effect to the purposes of the Company (collectively, the “Acquisition Loans”). Such loan requests shall specify the business to be acquired or with which the Company will be affiliated and such financial information as may be reasonably required to enable the Clark Board to exercise its judgment to fund the Acquisition Loan. The granting of an Acquisition Loan also shall be subject to the approval of the Bank, if and when required. Subject to the approval of the relevant acquisition as well as the relevant Acquisition Loan by the Clark Board, which approval shall be in the discretion of the Clark Board (to be exercised in good faith), Clark shall fund the amount of the requested Acquisition Loans upon the closing(s) of the applicable acquisitions for which such Acquisition Loans were requested. In the event that securities of Clark, Inc. are provided in connection with any such acquisitions, the market value of such securities as of the date of the closing of the relevant acquisition shall be included as part of the principal amount of the applicable Acquisition Loan and shall be treated as an Acquisition Loan for all purposes of this Agreement.

(ii) Acquisition Loans shall accrue interest on an annual basis, non-compounded, at a fluctuating rate which causes the amount of interest accruing on the Acquisition Loans plus the amount of interest accruing on the Working Capital Loans, when added together, to equal the amount of interest that would have been generated on the Acquisition Loans if they were accruing interest at the Cost of Capital. Interest on Acquisition Loans shall be payable annually.

(iii) Acquisition Loans shall be due as follows: (a) in the case of a sale of an Acquisition Company in a transaction which is not a Capital Transaction, the Acquisition Loan (including all accrued and unpaid interest thereto) attributable to such Acquisition Company shall be due and payable upon the closing of the sale of such Acquisition Company, (b) in the case of a Capital Transaction, the Acquisition Loans (including all accrued and unpaid interest thereto) shall be paid as set forth in Section 10.02(a), and (c) in the case of a Capital Transaction in which the acquirer assumes the Company’s debt, the Acquisition Loans shall be refinanced by the acquirer or otherwise and repaid prior to the closing of such Capital Transaction. For purposes of clarification, Exhibit A sets forth hypothetical examples of the method of calculation of the interest accruing on Acquisition Loans.

ARTICLE V

MANAGEMENT

5.01 General. Except as provided in this Agreement, the overall management and control of the business and affairs of the Company will be vested in the Manager who may delegate the day to day management and control of the business and affairs of the Company to such officers and other employees or agents as the Manager may deem necessary or advisable as and to the extent provided in this Article V and in the Benson Employment Agreement. Subject to the provisions of this Agreement, including without limitation, any provisions which require the joint determination, approval or action of the Principals, the Manager shall have the full and complete authority, power and discretion to manage and control the business, affairs, and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, and the Principals and the Members shall have only the consent rights specifically provided in this Agreement or, if and to the extent not specified herein, the Act.

5.02 Certain Powers of the Principals. Notwithstanding the provisions of Section 5.01 or anything herein to the contrary, the Principals, acting jointly, shall have power and authority, on behalf of the Company:

(a) to borrow money for the Company, including from Clark;

(b) subject to making the payments required pursuant to Section 3.01(a), to prepay in whole or in part, refinance, modify or extend any deed of trust, mortgage or other indebtedness of the Company (including without limitation, any Working Capital Loans or Acquisition Loans), and execute any documentation in connection therewith;

(c) to appoint individuals to act as officers of the Company and delegate to such individuals such authority to act on behalf of the Company and such duties and functions as the Principals shall determine and to pay reasonable compensation for such officers’ services;

(d) to acquire from any Person by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e) to enter into, perform and carry out contracts of any kind necessary to, in connection with or incidental to, the accomplishment of the purposes of the Company, which contracts may extend beyond the term of the Company;

(f) to employ or engage Persons (including any Member or an Affiliate of any Member, subject to the joint approval of the Principals) for the operation, maintenance, marketing and financing of the Company and to pay reasonable compensation for such services;

(g) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any assets of the Company;

(h) to purchase liability and other insurance to protect the Company’s property and business;

(i) to invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

(j) to sell or otherwise dispose of any part of the assets of the Company in the normal course of business;

(k) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(l) subject to the foregoing provisions, to execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; bills of sale; leases; and any other instruments or documents necessary, in the opinion of the Principals to the business of the Company; and

(m) to engage in such other activities and incur such other expenses as may be reasonably necessary, advisable or appropriate for the furtherance of the Company’s purposes so long as such activities may be lawfully carried on or performed by the Company under the terms of this Agreement and by a limited liability company under the Act, and to execute, acknowledge and deliver any and all instruments necessary to implement the foregoing.

5.03 Election and Tenure. The Manager of the Company shall be (a) the person from time to time acting as the CEO of Clark, Inc. or (b) such other person as may from time to time be designated by the Clark Board with the consent of Winsor if Winsor is a Member at such time. The Manager initially shall be Thomas Wamberg, the current chief executive officer of Clark, Inc.

5.04 Officers.

(a) Tenure and Qualifications. The Company shall have as its officers a President and chief executive officer, who initially shall be Benson and who shall serve in such capacity subject to the terms and conditions of the Benson Employment Agreement. The Company may have other officers, including a Treasurer, a Secretary and such other officers as the Principals may jointly determine and appoint. No officer need be a Member and two or more offices may be held by any Person. Each officer shall hold office until his successor is elected or appointed or qualified, or until he dies, resigns, is removed or becomes disqualified. The compensation payable by the Company to officers shall be determined by the Principals jointly.

(b) Resignation, Removal and Vacancies. Any officer may resign by giving written notice of his resignation to the Manager and such resignation shall become effective at the time specified therein. Any officer may be removed with or without cause by the Principals acting jointly. Notwithstanding this provision, resignation or removal in the case of Benson will be governed by the Benson Employment Agreement.

5.05 Liability for Certain Acts. The Manager, the Principals and officers of the Company shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager, Principal or officer of the Company who so performs his managerial duties shall not have any liability by reason of having performed such duties. No Manager, Principal or officer of the Company, in any way, guarantees the return of any Member’s Capital Contributions or a profit for the Members from the operations of the Company. No Manager, Principal or officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such Manager or officer.

5.06 Manager Has No Exclusive Duty to Company. The Manager shall not be required to manage the Company as his sole and exclusive function and he may have other business interests and may engage in other activities in addition to those relating to the

Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall not incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.07 Indemnification. To the maximum extent permitted under Delaware law, the Company shall indemnify, hold harmless, defend and advance expenses to the Members, the Manager, the Principals and officers for all costs, losses, liabilities and damages, including, without limitation, reasonable attorneys’ fees, paid or accrued by such Members, the Manager, the Principals and officers in connection with the management of the business of the Company. The Company shall indemnify and advance expenses to employees and other agents who are not Members, Managers, Principals or officers to the fullest extent permitted by law, provided that such indemnification and advancement of expenses in any given situation are reasonable and necessary and are approved or ratified by the Principals. The Company will secure standard Employment Practices Liability Insurance and Director and Officer Liability Insurance covering the officers of the Company. The insurance shall be in amounts and scope of coverage that are commercially reasonable and customary and at least equal to the amounts and scope of coverage provided for the officers and directors of Clark, Inc. and Clark. The Director and Officer coverage shall include at least Side A and Side B coverage.

5.08 Certain Expenses. All reasonable and necessary expenses incurred by the Principals and officers in connection with the Company’s business shall be paid by the Company or reimbursed to the Principals and officers by the Company. Any such expenses shall be paid prior to any distributions to the Members.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act, and other applicable law.

6.02 Company Debt Liability. Except as required pursuant to the Act, a Member will not be personally liable for any debts or losses of the Company beyond the Member’s Capital Contribution.

6.03 List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses, and Unit holdings of all Members.

6.04 Company Books. In accordance with Section 7.02 below, the Principals shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy those Company documents at the requesting Member’s expense.

6.05 Priority and Return of Capital. Except as may be expressly provided in Section 3.01, no Member shall have priority over any other Member, either for the return of Capital Contributions or distributions.

ARTICLE VII

BOOKS, RECORDS AND BANK ACCOUNTS

7.01 Tax and Financial Matters.

(a) Subject to the terms of this Agreement, the Manager shall be responsible for preparing or causing to be prepared all tax and accounting records for the Company. The Manager shall appoint the Accountants to be engaged by the Company. The cost of preparing the Company’s tax return shall be paid by the Company as a Company expense.

(b) Clark shall be the tax matters partner within the meaning of Code Section 6231(a)(7).

(c) The Company may, with the written consent of each Member, make or change material tax elections or consents (and shall do so if required by the Code, Treasury Regulations, or corresponding provisions of state, local, or foreign law), including but not limited to elections relating to accounting periods or methods, the election described in Code Section 754, elections of allocation methods relating to property to which Code Section 704(c) applies, and revaluations of Company property under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). Any Capital Account adjustments resulting from such elections or consents (e.g., adjustments under Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (m)) shall be made so as to preserve the economic arrangement of the Members as otherwise described herein.

7.02 Books and Records. The Manager shall keep just and true books of account with respect to the operations of the Company. Such books shall be maintained at the principal place of business of the Company, or at such other place as the Manager shall determine, and all Members, and their duly authorized representatives, shall at all reasonable times have access to such books.

7.03 Accounting Basis and Fiscal Year. The books of account of the Company shall be kept on the accrual basis of accounting, or on such other method of accounting as the Members may from time to time determine. The Fiscal Year of the Company shall be (i) the calendar year or (ii) in the event the Code requires otherwise, then such other fiscal year or shorter period as is required by the Code.

7.04 Reports.
(a) Annual Reports. Within one hundred twenty (120) days after the end of each year, the Manager shall cause to be prepared and shall deliver to each Member, a financial report of the Company, including a balance sheet, a profit and loss statement and, if such profit and loss statement is not prepared on a cash basis, a cash flow or source and application of funds statement, which shall be prepared on the tax basis of accounting.

(b) Tax Information. Within ninety (90) days after the end of each fiscal year, the Company shall furnish to each Member such information as may be needed to enable such Member to file his or its Federal income tax return, any required state income tax return and any other reporting or filing requirements imposed by any governmental agency or authority.

(c) Expenses. All Company accounting costs and the cost of all reporting required under this Section 7.04 shall be paid by the Company as a Company expense.

7.05 Bank Accounts. The Manager shall be responsible for causing one or more accounts to be maintained in a bank (or banks) which is a member of the F.D.I.C., which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Company for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds.

ARTICLE VIII

TRANSFERABILITY OF UNITS

8.01 General. No Member may sell, transfer, assign, pledge, encumber or otherwise dispose of all or any part of its interest in the Company, whether voluntarily, involuntarily or by operation of law (the doing of any of the foregoing, to “Assign” or to make an “Assignment”), except in accordance with this Agreement. Any Assignment in contravention of any of the terms of this Agreement shall be null and void and ineffective to transfer any interest in the Company, and shall not bind or be recognized by or on the books of the Company, and any transferee or assignee in such transaction shall not be treated as or be deemed to be a Member for any purpose.

8.02 Assignment. Except as otherwise provided in this Article VIII, (a) no Member may Assign all or any part of his Units without the Written Consent of the Manager, which consent may be given or withheld in the Manager’s sole discretion and (b) Clark may not Assign all or any part of its Units to an Affiliate without the Written Consent of Winsor, if Winsor is a Member at the time of such Assignment. Any Member who shall have properly assigned his Units in accordance with the terms of this Article VIII shall cease to be a Member of the Company, except for the purpose of determining the allocations under Article IV to its authorized assignee, and shall no longer have any of the rights or privileges of a Member.

8.03 Rights of First Refusal on Voluntary Transfers.

(a) Right of First Refusal of the Company. Except with respect to an Assignment of its Units by Clark pursuant to a Change of Control transaction as described in Section 8.05(c), any Member who intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any Units (the “Selling Member”) to a bona fide third party shall, prior to any such transfer, (i) first, satisfy the conditions set forth in Section 8.02 hereof, applicable to Assignments and (ii) second, give written notice (the “Selling Member’s Notice”) of such intention to the Company. The Selling Member’s Notice shall include the name of the proposed transferee, the proposed purchase price per Unit, the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of a binding written agreement of the proposed transferee to purchase such Units from the Selling Member. The Selling Member’s Notice shall constitute a binding offer by the Selling Member to sell to the Company or its designee such number of Units (the “Offered Units”) then owned by the Selling Member as are proposed to be sold in the Selling Member’s Notice at the monetary price per Unit designated in the Selling Member’s Notice, payable as provided in Section 8.03(c) hereof. Not later than thirty (30) days after receipt of the Selling Member’s Notice, the Company shall deliver written notice (the “Company’s Notice”) to the Selling Member stating whether the Company has accepted the offer stated in the Selling Member’s Notice. The Company may only accept the offer of the Selling Member in whole and may not accept such offer in part. If the Company accepts the offer of the Selling Member, the Company’s Notice shall fix a time, location and date for the closing of such purchase, which date shall be not less than ten (10) nor more than thirty (30) days after delivery of the Company’s Notice.

(b) Right of First Refusal of Other Member. If the Company fails to accept the offer stated in the Selling Member’s Notice within the thirty (30) day period provided in Section 8.03(a), then the Member other than the Selling Member (the “Buying Member”) shall have the right to purchase the Offered Units, at the monetary price per Unit designated in the Selling Member’s Notice, payable as provided in Section 8.03(c). Not later than thirty (30) days after the expiration of the thirty (30) day period described in Section 8.03(a), the Buying Member shall deliver to the Selling Member a written notice (the “Buying Member’s Notice”) stating whether the Buying Member has accepted the offer stated in the Selling Member’s Notice. The Buying Member may only accept the offer of the Selling Member in whole and may not accept such offer in part. If the Buying Member accepts the offer of the Selling Member, the Buying Member’s Notice shall fix a time, location and date for the closing of such purchase, which date shall be not less than ten (10) nor more than thirty (30) days after delivery of the Buying Member’s Notice.

(c) Closing. The place for the closing of any purchase and sale described in Section 8.03(a) or Section 8.03(b) shall be the principal office of the Company or at such other place as the parties shall agree. At the closing, the Selling Member shall accept payment on the terms offered by the proposed transferee named in the Selling Member’s Notice; provided, however, that the Company and the Buying Member shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Units proposed to be sold. At the closing, the Selling Member shall deliver to the Company or the Buying Member, as the case may be, in exchange for Units purchased and sold at the closing, certificates for the number of Units stated in the Selling Member’s Notice, accompanied by duly executed instruments of transfer.

(d) Transfers to Third Parties. If the Company and the Buying Member fail to accept the offer stated in the Selling Member’s Notice, then the Selling Member shall be free to sell all, but not less than all, of the Offered Units to the designated transferee at a price and on terms no less favorable to the Selling Member than described in the Selling Member’s Notice; provided, however, that such sale is consummated within ninety (90) days after the later of the giving of the Selling Member’s Notice to the Company and, if applicable, to the Buying Member. As a condition precedent to the effectiveness of a transfer pursuant to this Section (d), the proposed transferee(s) shall agree in writing prior to such transfer to become a party to this

Agreement and shall thereafter be permitted to transfer Units only in accordance with this Agreement. Notwithstanding the foregoing, any such sale shall be subject to all of the provisions of Article VIII, including, without limitation, the provisions of Section 8.07.

8.04 Transfers by Operation of Law. In the event that Winsor (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to its Units and such involuntary petition or assignment or attachment is not discharged within thirty (30) days after its date, or (iii) is subject to a transfer of its Units by operation of law, the Company or its assignee shall have the right to elect to purchase all of the Units which are then owned by Winsor at a purchase price for all of the Units of Winsor equal to the Put Formula Value. Failure of the Company to elect to purchase the Units under this Section 8.04 shall not affect its right to purchase the same Units under Section 8.03 in the event of a proposed sale, assignment, transfer or other disposition by or to any receiver, petitioner, assignee, transferee or other person obtaining an interest in the Units.

8.05 Put Right of Winsor; Call Right of the Company; Change of Control Purchase.

(a) (i) Winsor shall have the right at any time after any of the following events to require the Company to purchase all of the Units owned by Winsor (the “Put Right”):

(A) the death of Benson,

(B) the Permanent Disability of Benson, or

(C) the termination of Benson’s employment with the Company for any reason.

In the event that Winsor desires to exercise the Put Right, it shall so notify the Company by written notice thereof (the “Put Notice”).

(ii) The Company shall have the right at any time after any of the following events to require Winsor to sell to the Company all of the Units owned by Winsor (the “Call Right”):

(A) the death of Benson,

(B) the Permanent Disability of Benson,

(C) the termination of Benson’s employment with the Company other than as provided in clause (D) below, or

(D) the termination of Benson’s employment with the Company without Cause or pursuant to a constructive termination under the Benson Employment Agreement.

In the event that the Company desires to exercise the Call Right, it shall so notify Winsor by written notice thereof (the “Call Notice”).

(iii) The Closing in connection with the Put Notice or the Call Notice, as the case may be (the “Put/Call Closing”), shall take place no later than 180 days after receipt by either party of the Put Notice or the Call Notice, as applicable, from the other party. At the Put/Call Closing, the Company shall purchase, and Winsor shall sell, all of the Units held by Winsor. In the event of the exercise of the Put Right, the purchase price for all of the Units held by Winsor shall be equal to the Put Formula Value and shall be payable in cash at the Put/Call Closing. In the event of the exercise of the Call Right, the purchase price for all of the Units held by Winsor shall be equal to the Call Formula Value and shall be payable in cash at the Put/Call Closing. During the period extending from the date of the Put Notice or the Call Notice, as the case may be, through the date of the Company’s purchase of the Units held by Winsor, the purchase price shall accrue interest at a rate equal to that rate of interest being charged to Clark, Inc. and its operating divisions by the Bank. For purposes of clarification, Exhibit B sets forth hypothetical examples of the method of calculation of the Put Formula Value and the Call Formula Value.

(b) Notwithstanding anything herein to the contrary, at any time on or after the Effective Date of the Agreement, the Company (other than upon the occurrence of events sets forth in Section 8.05(a)) shall be deemed to have a Call Right which it may exercise by a Call Notice. Not later than thirty (30) days after receipt by Winsor of the Call Notice, the Company shall purchase, and Winsor shall sell, all of the Units held by Winsor at a purchase price for such Units equal to Call Formula Value.

(c) (i) In the event of a Change of Control transaction with respect to Clark, Clark, Inc. and/or any of their respective Affiliates other than the Company (collectively, the “Clark Entities”), Clark shall be obligated to purchase all of the Units of Winsor (the “Change of Control Purchase”) at a purchase price equal to twenty-five percent (25%) of the Company’s Appraised Value; provided, however, that with respect to the Change of Control Purchase hereunder, Winsor shall not receive less than (i) $2,500,000, if the Change of Control is consummated at any time on or prior to December 31, 2007 or (ii) one and one-half percent (1.5%) of the aggregate value of the consideration realized in connection with the Change of Control transaction if the Change of Control transaction is consummated at any time after December 31, 2007.

(ii) The “Appraised Value” shall be the value of the Company as determined through the following process of multiple appraisals:

(A) Each of Clark and Winsor shall appoint a nationally recognized investment banking firm or appraisal firm (each an “Appraiser”);

(B) Clark and Winsor jointly will appoint a third Appraiser;

(C) Each of Clark and Winsor shall be permitted to furnish each Appraiser with such information as they deem relevant in determining the Appraised Value of the Company, including without limitation, information concerning the Company’s operations, assets and properties, financial condition, earnings, capitalization, and any offers or indications of interest received by the Members or the Company, and such other information as any of the Appraisers may request, and to arrange to address each of such Appraisers with respect to the Appraised Value prior to any determination by such Appraisers.

(D) Each Appraiser shall, within thirty (30) days following its appointment, independently determine the value of the Company taking into account, among other things, the aggregate consideration payable pursuant to the Change of Control transaction contemplated in Section 8.05(c) and the capital structure of all companies involved in such Change of Control transaction (each an “Appraisal”) and render in writing to the parties a report (such Appraiser’s “Report”), which Report shall set forth the Appraisal as determined by such Appraiser, together with the calculation thereof in reasonable detail;

(E) The Appraisals produced by the three (3) Appraisers will be weighted as follows:

(I) the Appraisal produced pursuant by the third jointly appointed Appraiser (the “Third Appraiser”) will be multiplied by a weight factor of three (3) (such product, a “Weighted Appraisal”);

(II) of the remaining two Appraisals, the Appraisal closest in value to the Appraisal produced by the Third Appraiser will be multiplied by a weight factor of two (2) (such product, also a “Weighted Appraisal”); and

(III) the remaining Appraisal will be multiplied by a weight factor of one (1) (such product, also “Weighted Appraisal”);

thereby producing three (3) “Weighted Appraisals”.

The Appraised Value of the Company shall be the quotient of (x) the sum of the Weighted Appraisals, divided by (y) six (6).

(iii) The fees and expenses of all of the Appraisers appointed hereby shall be borne by Clark.

(d) The Member whose Units are being purchased by the Company pursuant to Section 8.05 (the “Departing Member”) (including its Affiliated Transferees and/or its legally appointed representative(s)) shall tender all of the Units being purchased hereunder to the purchaser(s) thereof, at the principal office of the Company (or such other place as the parties may agree) at a reasonable date and time specified by the Company (in any event within 180 days of the date of the Put Notice or the Call Notice, as the case may be, by delivery of certificates or documents representing such Units or such other document as may evidence such Departing Member’s Units in the Company endorsed in proper form for transfer. The Company shall deliver to the Departing Member or the legal representative of the Departing Member, the applicable purchase price for such units, determined as set forth in Section 8.05, in U.S. dollars for the number of Units being purchased, in cash or by bank or certified check of immediately available funds, in exchange for the certificates or documents which were previously delivered as provided above.

(e) Payments to a Departing Member whose Units are being purchased by the Company pursuant to this Section 8.05 shall, to the extent permitted by Code Section 736 and the Treasury Regulations thereunder, be considered to be made in exchange for the Member’s interest in Company property. Any such payments in excess of the Member’s pro rata share of the Book value of Company property shall be considered goodwill of the Company.

(f) Notwithstanding anything to the contrary set forth in this Section 8.05, Winsor shall not have the right to exercise the Put Right and the Company shall not have the right to exercise the Call Right during a Potential Change of Control Period.

8.06 Take Along Right. In the event that any Person that is not an Affiliate of the Clark Entities (the “Third Party Offeror”) desires to acquire all of the Units of the Members pursuant to an arm’s length bona fide offer (the “Unit Acquisition”) whether directly or indirectly, and

(a) Members of the Company holding not less than two-thirds of the aggregate Units in the Company (the “Approving Members”) approve such transaction, and

(b) such offer provides that all Members are being treated in a similar manner with respect to the valuation of, and payment terms for, their Units, and

(c) the Company and the Members other than the Approving Members have not elected to exercise their rights pursuant to Section 8.03,

then the Approving Members shall have the right, at their option, to require each other Member who is not an Approving Member (each such Member, a “Non-Approving Member”) to sell and transfer all of its Units to the Third Party Offeror by giving written notice (the “Take Along Notice”) to such Non-Approving Member not later than twenty (20) days prior to consummation of the proposed Unit Acquisition. The Take Along Notice shall contain written notice of the exercise of the Approving Members’ rights pursuant to this Section 8.06, setting forth (i) the aggregate number of Units to be transferred by the Approving Members, (ii) the purchase price for such Units, (iii) the terms and conditions of such Unit Acquisition and (iv) the identity of the acquirer of the Units. Each Member who receives a Take Along Notice shall be obligated, and hereby agrees, to sell to such Third Party Offeror on the terms set forth in the Take Along Notice, all of the Units owned by such Member and to execute all documents reasonably requested by the Approving Members to effectuate such sale.

8.07 Tag Along Right. In the event that, in connection with a Unit Acquisition, the Third Party Offeror does not desire to acquire all of the Units of the Members, the Member (the “Offeree”) who has received a bona fide offer from the Third Party Offeror to purchase Units of the Company owned by the Offeree (the “Tag Along Units”), for a specified price payable in cash or otherwise and on specified terms and conditions (the “Offer”), and the Offeree proposes to sell or otherwise transfer the Units to the Third Party Offeror pursuant to the Offer, the Offeree shall not effect such sale or transfer unless (i) first, the Offeree first satisfies all of the conditions of Section 8.03, and (ii) second, the other Member is first given the right to sell to the

Third Party Offeror, at the same price per Unit and on the same terms and conditions as stated in the Offer, up to the number of Units equal to the Take-Along Units multiplied by a fraction, the numerator of which is the aggregate number of Units owned by the other Member and the denominator shall be the aggregate number of Units held by the Offeree and the other Member. If the other Member wishes to participate in any such Offer to purchase, it shall notify the Offeree in writing of such intention and the number of Units it wishes to sell not later than fifteen (15) days after delivery of notice to the other Member by the Offeree of the Offeree’s intent to sell to the Third Party Offeror. If the Offeree does not receive such notice from the other Member within such fifteen (15) day period, the Offeree shall be free to consummate the proposed transaction without any obligation to include the other Member’s Units in such transaction.

The Offeree and the other Member, if such Member has provided timely notice of its intent to participate in the sale shall sell to the Third Party Offeror all the Units proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Third Party Offeror than those stated in the Offer.

ARTICLE IX

CERTIFICATES

9.01 Certificates; Legends. The Company may, but shall have no obligation to, issue certificates or other instruments representing or evidencing the ownership of Units by Members, which certificates or other instruments shall have the following legends placed on them:

The Units represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a registration statement with respect to such Units shall be effective under the Securities Act or (b) the company shall have received an opinion of counsel satisfactory to the company than an exemption from registration under such Securities Act is then available and (2) there shall have been compliance with all applicable securities laws.

The Units represented by this certificate are subject to further restriction as to their sale, transferability, or assignment as set forth in the Limited Liability Company Agreement dated as of January 26, 2006 by and among the company and each Member, as the same may be amended from time to time.

ARTICLE X

DISSOLUTION AND TERMINATION; NO CONVERSION

10.01 Events of Dissolution.

(a) Except as provided in subsection (b) of this Section 10.01, the Company shall be dissolved:

(i) at 12:00 midnight on a date designated by Clark;

(ii) upon the sale of all or substantially all of the assets of the Company and the conversion into cash of the sales proceeds; or

(iii) upon the entry of a decree of judicial dissolution under the Act or Event of Bankruptcy with respect to the Company.

(b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until a Certificate of Cancellation has been filed with the Secretary of State of the State and the assets of the Company have been distributed as provided herein. Notwithstanding the dissolution of the Company, prior to the termination of the Company, as aforesaid, the business of the Company shall continue to be governed by this Agreement. Upon dissolution, a liquidator appointed by the Manager, shall liquidate the assets of the Company and apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.

10.02 Distributions Upon Liquidation.

(a) After payment of liabilities owing to creditors, a liquidator appointed by the Manager, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Said reserves may be paid over by such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as such liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 10.02(b) below.

(b) After paying such liabilities and providing for such reserves, and after adjusting the Capital Accounts of the Members for all items of income, gain, loss and deduction, such liquidator shall cause the remaining net assets of the Company to be distributed to and among the Members in accordance with their respective positive Capital Account balances.

10.03 No Conversion of Company. Notwithstanding anything herein to the contrary, the Company shall not convert to a corporation or any other entity without the unanimous written Consent of the Members.

ARTICLE XI

REPRESENTATIONS, AGREEMENTS AND COVENANTS BY THE MEMBERS

Each Member (and with respect to Winsor, Benson and Winsor jointly and severally) hereby represents and warrants to, and agrees with, the Manager, the other Member, and the Company as follows:

11.01 Investment Intent. He is acquiring his or its Units with the intent of holding the same for investment for his own account and without the intent or a view of participating directly or indirectly in any distribution of such Units within the meaning of the Securities Act or any applicable state securities laws.

11.02 Securities Regulation.

(a) He acknowledges and agrees that his Units are being issued and sold in reliance on the exemption from registration contained in Section 4(2) and/or Section 3(b) of the Securities Act and exemptions contained in applicable state securities laws, and that his Units cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts.

(b) He understands that he has no contractual right for the registration under the Securities Act of his Units for public sale and that, unless his Units are registered or an exemption from registration is available, his Units may be required to be held indefinitely.

(c) He is an Accredited Investor.

(d) He has such knowledge and experience in financial, tax, and business matters as to enable him to evaluate the merits and risks of his investment in the Company and to make an informed investment decision with respect thereto.

(e) He is able to bear the economic risk of its investment in his Units.

(f) He has received all documents, books, and records pertaining to an investment in the Company requested by him. He has had a reasonable opportunity to ask questions of and receive answers concerning the Company, and all such questions have been answered to his satisfaction.

11.03 Binding Agreement. He has all requisite power and authority to enter into and perform this Agreement and that this Agreement is and will remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors rights).

11.04 Tax Position. Unless he or it provides prior written notice to the Company, he will not take a position on his federal income tax return, in any claim for refund, or in any administrative or legal proceedings that is inconsistent with any information return filed by the Company or with the provisions of this Agreement.

11.05 Attorney’s Review. He has retained separate legal counsel to advise him with respect to this Agreement.

11.06 Non-Disclosure. He agrees that all Confidential Information furnished to him pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of his agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of his agents, representatives, and employees who need to be familiar with such Confidential Information in connection with such Member’s investment in the Company and who are charged with an obligation of confidentiality, (b) each Member shall be permitted to disclose such Confidential Information to his partners and stockholders or to prospective purchasers or Assignees of its Units so long as each of them agree to keep such Confidential Information confidential on the terms set forth herein, (c) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first afforded the Company with reasonable notice to contest the necessity of disclosing such Confidential Information, and (d) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.

11.07 Public Company. He acknowledges that Clark is a wholly owned subsidiary of Clark, Inc., a Public Company, and he agrees that he will consent to causing the Company to promptly make available to Clark, Inc. and its agents all information reasonably necessary to complete required regulatory filings and will comply in all material respects with the applicable rules and regulations of the SEC or any other regulatory authority having jurisdiction over Clark, Inc. and its Affiliates.

11.08 Special Covenants Relating to Winsor.  During such time as Winsor is a Member of the Company, Winsor will be owned entirely and controlled by Benson and Benson may not Assign equity of Winsor to any Person; provided, however, that nothing shall prevent Benson from making an assignment, and Benson shall be free to assign, non-voting equity of Winsor to (a) the trustee or trustees of a trust revocable solely by Benson, (b) the guardian or conservator of Benson, (c) subject to the Company’s Call Rights, in the event of the death of Benson, to the executor(s) or administrator(s) or trustee(s) under the will of Benson, or (d) the spouse and/or lineal descendants of Benson, or to the trustee or trustees of a trust for the benefit of Benson, and/or the spouse and/or lineal descendants of Benson. Winsor agrees that the foregoing provisions restricting equity transfer will be noted prominently by Winsor on each stock certificate it issues.

11.09 Bank Guarantee and Security. The Members acknowledge and consent to the guarantee by the Company of the $100 Million Senior Credit Facility with J.P. Morgan/Chase Bank or its successor (the “Bank”), as from time to time amended in form and substance as approved by the Manager and the granting by the Company in conjunction with such guarantee of a first security lien on its assets.

ARTICLE XII

MISCELLANEOUS

12.01 Notices. Any and all notices, elections, consents or demands permitted or required to be made or given under this Agreement shall be in writing, signed by the Member or officer giving such notice, election, consent or demand and shall be delivered personally, by facsimile transmission, sent by overnight courier or sent by registered or certified mail, return receipt requested, to each other Member, at his or its address set forth on Schedule A, and/or to the Manager at the Company’s principal executive office. Any and all notices, elections, consents or demands permitted or required to be made or given under this Agreement shall be deemed to have been given if by hand, at the time of the delivery thereof to the receiving party, if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or if sent by registered or certified mail, on the third business day following the day such mailing is made.

12.02 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

12.03 Amendments. This Agreement may not be amended except by an agreement or amendment executed by all of the Members; provided, however, that the Manager is authorized, without the consent of any Member, to make, and shall be obligated to make, amendments to this Agreement to preserve the status of the Company as a “partnership” for federal income tax purposes.

12.04 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have any property of the Company partitioned, and each Member, on behalf of himself or itself, his or its successors, representatives, heirs, and assigns, hereby waives any such right. It is the intention of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in the Company’s properties shall be subject to the limitations and restrictions of this Agreement.

12.05 No Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

12.06 Exhibits. All Exhibits and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference.

12.07 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

12.08 Captions. Titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.09 Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.

12.10 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of Delaware.

12.11 Gender, Etc.In the case of all terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

12.12 Equitable Remedies. Each Member shall, in addition to rights provided herein or as may be provided under applicable law, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce its rights hereunder.

12.13 Arbitration. Without limiting the right of the Company or its Members to seek equitable relief to prevent irreparable injury, any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, which has not been resolved by agreement within sixty (60) days after written notice thereof by the affected Party shall be settled by arbitration in accordance with the then current CPR International Institute for Conflict Prevention & Resolution Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The Company on the one hand, and the Member(s) on the other, shall share equally the cost of filing, arbitrators’ fees and other expenses of administration of the arbitration. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois. The arbitrator is not empowered to award damages in excess of compensatory damages and each Party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration.

12.14 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or of the Company.

IN WITNESS WHEREOF, the parties have caused this Limited Liability Company Agreement to be executed under seal by their authorized representatives as of the day and year first above written.

MEMBERS:
CLARK CONSULTING, INC. By: /s/ Tom Wamberg Its: Chief Executive Officer
WINSOR WAY ASSOCIATES, INC. By: /s/ James M. Benson Its: President
/s/ James M. Benson James M. Benson, who is executing this Agreement individually for the limited purposes set forth in Article XI

CLARK BENSON, LLC
SCHEDULE A

MEMBERS
As of January 26, 2006

Name	Address	Units	Capital Contribution ($)
Clark Consulting, Inc.	102 South Wynstone Park Drive North Barrington, IL 60018	75,000	75,000
Winsor Way Associates, Inc.	63 Winsor Way Weston, MA 02493	25,000	25,000

SCHEDULE B

DEFINITIONS

“Accountants” means such firm of independent certified public accountants as may be engaged by the Manager.

“Act” means the Delaware Limited Liability Company Act, Title 6, Section 18-101, et seq., as in effect at the time of the initial filing of the Company’s Certificate of Formation with the Secretary of State of the State, and as thereafter amended from time to time.

“Acquisition Company” shall mean any company with respect to which the Company has acquired as contemplated in Section 2.03.

“Acquisition Loans” has the meaning set forth in Section 4.07(b).

“Affiliate” means, with respect to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, and (ii) any Person that is an officer of, general partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, general partner or trustee, or with respect to which the specified Person serves in a similar capacity.

“Agreement” or “Limited Liability Company Agreement” means this Limited Liability Company Agreement, including all Exhibits and Schedules attached hereto, as it may be amended from time to time.

“Applicable Federal Rate” means the lowest rate of interest to avoid the imputation of interest for federal tax purposes.

“Appraisal” has the meaning set forth in Section 8.05(c)(ii).

“Appraised Value” has the meaning set forth in Section 8.05(c)(ii).

“Appraiser” has the meaning set forth in Section 8.05(c)(ii).

“Approving Members” has the meaning set forth in Section 8.06.

“Assign” or “Assignment” has the meaning set forth in Section 8.01.

“Bank” has the meaning as set forth in Section 11.09.

“Benson” means James M. Benson.

“Benson Employment Agreement” means the Executive Employment Agreement executed as of the date hereof and effective as of January 3, 2006 by and between the Company and Benson.

“Book” means, with respect to an item of income, gain, loss, or deduction, or the value of an asset, such item or such value as computed under the method of accounting prescribed in the Treasury Regulations for maintaining Capital Accounts.

“Buying Member” has the meaning set forth in Section 8.03(b).

“Buying Member’s Notice” has the meaning set forth in Section 8.03(b).

“Call Formula Value” other than in the case of termination for Cause means, as of the date of exercise of the Call Right, the value of Winsor’s Units in the Company determined by multiplying 25% by the product of (a) the trailing EBITA of the Company for the twelve (12)

month period ending with the calendar quarter immediately preceding the calendar quarter during which such date occurs (or, if shorter, during the period from the Effective Date to such calendar quarter end, adjusted to reflect the EBITA on the basis of a twelve (12) month period), multiplied by (b) the Call Multiple. However, in the case of a Call Notice in the first or second year after the Effective Date, “Call Formula Value” means two million five hundred thousand dollars ($2,500,000). In the case of termination for Cause the “Call Formula Value” is determined in the manner set forth above except that (i) Modified EBITA is used instead of EBITA, and (ii) the special rule applicable to the first and second years does not apply.

“Call Multiple” means, in the case of a Call Right exercised pursuant to clauses (A), (B) and (C) of Section 8.05(a)(ii), three (3) if the Call Notice is during the third year after the Effective Date (meaning on or after the second anniversary and before the third anniversary of the Effective Date), four (4) if during the fourth or fifth year after the Effective Date, and five (5) if after the fifth year after the Effective Date or later. In the case of a Call Right exercised pursuant to Section 8.05(b) or clause (D) of Section 8.05(a)(ii), the Call Multiple shall be as set forth above, except that in the case of a Call Notice in the third year after the Effective Date it means four (4), in the case of a Call Notice in the fourth or fifth year after the Effective Date it means five (5), in the case of a Call Notice in the sixth or seventh year after the Effective Date it means six (6) and in the case of a Call Notice in the eighth year after the Effective Date or later it means eight (8). In case of termination for Cause, the Call Multiple is five (5) for all years.

“Call Right” has the meaning set forth in Section 8.05(a)(ii).

“Call Notice” has the meaning set forth in Section 8.05(a)(ii).

“Capital Account” is as described in Section 4.02.

“Capital Contribution” means the amount of cash or the fair market value of property contributed to the Company by each Member as the consideration for such Member’s interest in the Company pursuant to Article IV. Any reference in this Agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member with respect to the interest of such then Member in the Company.

“Capital Transaction” means a sale of all or substantially all of the assets of the Company, or a similar transaction in contemplation of liquidation.

“Cause” is defined in the Benson Employment Agreement.

“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State, dated October 26, 2005, as the same may be amended from time to time.

“Change of Control” means, with respect to any Person, the approval by the equity holders of such Person of (A) any consolidation or merger of the entity (x) where the equity holders of the entity, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, equity in the entity representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding equities of the entity (or of its ultimate parent entity, if any), or (y) where the members of the board of directors, the general partners, or the managers, as the case may be, of such Person, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, constitute more than fifty percent (50%) of the board of directors, the general partners or the managers, as the case may be, of such Person (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the entity or (C) any plan or proposal for the liquidation or dissolution of the entity.

“Change of Control Purchase” has the meaning set forth in Section 8.05(c)(i).

“Clark” means Clark Consulting, Inc., a Delaware corporation and wholly-owned subsidiary of Clark, Inc.

“Clark Board” has the meaning set forth in Section 4.07(a)(ii).

“Clark Distribution” means the amount equal to 75% of the Modified EBITA as determined for the Fiscal Year immediately preceding the year in which the Clark Distribution is made. In the case where the Modified EBITA is zero or negative, the Clark Distribution shall be zero.

“Clark Entities” has the meaning set forth in Section 8.05(c)(i).

“Clark, Inc.” means Clark, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended. References to a particular Code section shall include any corresponding or successor provision under any federal tax statute, regardless of how numbered or classified.

“Company” means Clark Benson, LLC.

“Company’s Notice” has the meaning set forth in Section 8.03(a).

“Compensation Loan” has the meaning set forth in Section 4.07(a)(i) hereof.

“Confidential Information” means (a) information or materials relating to the Company that is not generally known to the public (including, but not limited to, products or services, pricing structures, accounting and business methods, business plans, inventions, devices, new developments, methods and processes, customers and clients and customer or client lists, copyrightable works and all technology, trade secrets and other proprietary information), and (b) any other information or materials which the Company is required by law or agreement to keep confidential. Notwithstanding the foregoing, Confidential Information shall not include information which (i) was available from a source other than the Company or its Affiliates, (ii) is or becomes public knowledge without the fault of a Member, or (iii) is independently developed by a Member or its shareholders or officers without use or access to Confidential Information as demonstrated by such Person’s records.

“Consent of the Members” means the unanimous Written Consent of all of the Members.

“Cost of Capital” means a non-compounded, annual rate of return equal to (i) through December 31, 2007, twelve percent (12%), and (ii) after December 31, 2007, the cost of capital used in accordance with Clark’s annual calculation for impairment analysis for goodwill under GAAP, as determined by Clark and reviewed by its auditors, and subject to the agreement of the Principals.

“Departing Member” has the meaning set forth in Section 8.05(d).

“EBITA” for any measurement period, means an amount jointly determined by the Principals, based on the Financial Statements, which is equal to (A) the gross revenue of the Company (computed under the accrual method of accounting) during such period, less (B) the following expenses of the Company: (i) the amount of the salary paid to Benson during the measurement period, (ii) the amount of expenses incurred during such measurement period in connection with the operation of the Company, which amount shall include the cost of services received from Clark Inc. or its Affiliates, provided that such services and the cost thereof shall have been pre-approved by the Principals jointly and (iii) any impairment charge as determined under GAAP (see Exhibit E). EBITA shall be calculated without deducting any interest, taxes or amortization. EBITA for a given period may be negative. Income received by the Company by way of proceeds of life insurance on the life of Benson shall not be included in EBITA.

“Effective Date” means January 26, 2006.

“Event of Bankruptcy” means, with respect to any Member:

(i) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Member in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of such Member or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of 180 consecutive days; or

(ii) the commencement by such Member of any proceeding seeking a decree, order, appointment or other relief referred to in clause (i) above, the consent to or failure to oppose the granting of such relief, or the failure of such Member generally to pay its debts as such debts become due, or the taking of any action by such Member in furtherance of any of the foregoing.

“Estimated Operating Expenses” means the estimated amount of operating expenses of the Company for a given Fiscal Year as set forth in the Company’s Operating Budget (excluding the amount of the Compensation Loan).

“Financial Statements” means the balance sheet, profit and loss statement, and statement of cash flow of the Company, which have been prepared in accordance with GAAP; however, notwithstanding that certain items of gain or loss may be considered by GAAP to be extraordinary, such items of gain or loss shall not be considered extraordinary for purposes of the “Financial Statements” unless jointly agreed to by the Principals.

“Fiscal Year” means the calendar year or such other fiscal year, or shorter period, as is required by the Code.

“GAAP” means generally accepted accounting principles.

“Manager” means the chief executive officer of Clark.

“Members” means the parties to this Agreement, any Person to whom the parties to this Agreement may convey an interest in the Company pursuant to Article VIII, and any Person subsequently admitted to the Company as a substitute or additional Member in accordance with the terms of this Agreement, and “Member” means any of the Members.

“Modified EBITA” means EBITA calculated to include Required Interest as an expense against earnings.

“Net Capital Transaction Proceeds” means the net proceeds received by the Company from a Capital Transaction, less transaction expenses attributable directly to such Capital Transaction,

as agreed to by the Principals jointly, and less the accrued liabilities of the Company (including any outstanding Working Capital Loans and Acquisition Loans not assumed by the purchaser pursuant to such Capital Transaction) as of the date of consummation thereof.

“Non-Approving Member” has the meaning set forth in Section 8.06.

“Offer” has the meaning set forth in Section 8.07.

“Offeree” has the meaning set forth in Section 8.07.

“Offered Units” has the meaning set forth in Section 8.03(a).

“Operating Budget” means the business plan and budget of the Company prepared and approved annually by the Principals jointly at least thirty (30) days prior to the commencement of the next immediate Fiscal Year of the Company, as the same may be amended from time to time by the Principals jointly.

“Operational Shortfall” has the meaning set forth in Section 4.07.

“Permanent Disability” is defined in the Benson Employment Agreement.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Potential Change of Control Period” means the period extending from (A) the date when both Winsor and Clark are notified that (i) the Company is being considered for an acquisition by a Person that is not a Member or an Affiliate of a Member and (ii) such Person has executed some form of confidentiality agreement with the Company in order to review the Company’s proprietary financial information, through (B) the earlier of (i) the date on which such Person ceases to pursue its acquisition of the Company, (ii) the closing date of the acquisition by such Person, and (iii) 120 days following the notice date provided in subsection (A)(i) above or such later date as agreed to by Winsor and Clark.

“Principals” means, collectively, (i) the Manager of the Company and (ii) the President and chief executive officer of the Company.

“Public Company” means an Entity which is subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended.

“Put Formula Value” means, as of the date of exercise of the Put Right, the value of Winsor’s Units in the Company determined by multiplying 25% by the product of (a) the trailing Modified EBITA of the Company for the twelve (12) month period ending with the calendar quarter immediately preceding the calendar quarter during which such date occurs (or, if shorter, during the period from the Effective Date to such calendar quarter end, adjusted to reflect the modified EBITA on the basis of a twelve (12) month period), multiplied by (b) five (5), provided however if the Put Notice is provided during either the sixth or seventh year after the Effective Date, the multiple will be six (6) and if after the seventh year the multiple will be eight (8).

“Put Notice” has the meaning set forth in Section 8.05(a)(i).

“Put Right” has the meaning set forth in Section 8.05(a)(i).

“Report” has the meaning set forth in Section 8.05(c)(ii)(D).

“Required Interest” means the interest paid or accrued for a particular period with respect to all Working Capital Loans and Acquisition Loans.

“Schedule A” means the schedule attached hereto as “Schedule A,” as the same may be amended from time to time in accordance with the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 8.03(a).

“Selling Member’s Notice” has the meaning set forth in Section 8.03(a).

“State” means the State of Delaware.

“Tag Along Units” has the meaning set forth in Section 8.07.

“Take Along Notice” has the meaning set forth in Section 8.06.

“Third Appraiser” has the meaning set forth in Section 8.05(c)(ii).

“Third Party Offeror” has the meaning set forth in Section 8.06.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as in effect from time to time. References to a particular Treasury Regulations section shall include any successor provision under any federal tax regulations, regardless of how numbered or classified.

“Unit” means an interest in the Company held by a Member. The number of Units held by each Member is as indicated on Schedule A, as it may be amended from time to time as set forth herein.

“Unit Acquisition” has the meaning set forth in Section 8.06.

“Weighted Appraisal” has the meaning set forth in Section 8.05(c)(ii).

“Working Capital Loans” has the meaning set forth in Section 4.07(a)(ii) hereof.

“Winsor” means Winsor Way Associates, Inc., a Massachusetts corporation.

“Winsor Distribution” means the amount equal to 25% of the Modified EBITA as determined either for the Fiscal Year immediately preceding the year in which the Winsor Distribution is made or for the portion of the current Fiscal Year in the event of an accelerated “Winsor Distribution” as provided in Section 3.01(a). In the case where Modified EBITA is zero or negative, the Winsor Distribution shall be zero. For purposes of clarification, Exhibit C sets forth hypothetical examples of the method of calculation of the Winsor Distribution.

“Written Consent” means the written consent or approval of the affected Member. The Company shall deliver, or cause to be delivered, to each affected Member, reasonable prior written notice of any proposed action the taking of which would require the Written Consent of such Member pursuant to this Agreement. Each affected Member shall deliver to the Company written notice of its approval or disapproval of any such proposed action on or before the tenth (10th) business day after delivery of the notice from the Company referred to in the preceding sentence. If any affected Member fails to deliver such notice within such ten (10) business day period, such proposed action shall be deemed to have been approved by such Member. All deliveries of writings shall be governed by Section 11.01.

EXHIBIT A

Examples of the method of calculation of the interest accruing on Acquisition Loans

Interest on Acquisition Loans referenced in Section 4.07(b)(ii)

	Year l	Year 2	Year 3	Year 4	Year 5
Clark Acquisition Loan Balance*	6,250,000	30,156,250	60,973,214	95,154,933	131,633,437	(1)
Cost of Capital **	12.0%	12.0%	12.0%	12.0%	12.0%	(2)
Interest Accrued under Acquisition Loans ***	750,000	3,618,750	7,316,786	11,418,592	15,796,012	(1)x(2)=(3)

*      The Acquisition Loan Balance includes the FMV of Clark equity at the time of distribution.

**    Cost of Capital is 12% through 12/31/07, and is set at Clark’s Cost of Capital rate thereafter, which is assumed to be 12% for purposes of this example.

***         Accrued interest is assumed to be distributed to Clark, and is therefore not added to the acquisition loan balance. Accrued interest begins to accrue as of the date the Acquisition Loan is provided to the Company. For purposes of these examples, the Clark Acquisition Loan Balance is treated as if all of it had been advanced on January 1. In practice, the Clark Acquisition Loan Balance will grow during the course of a Fiscal Year and interest thereon will have to be accounted for accordingly based on the adjusting balance.

A-1

EXHIBIT B

Examples of the method of calculation of the Put Formula Value and the Call Formula Value

Put Formula Value referenced in Section 8.05(a)(i)

	Year 1	Year 2	Year 3	Year 4	Year 5
Override Income / Carrier Payments	2,000,000	4,293,750	7,405,866	10,732,449	13,627,122	(1)
Acquired Income	1,250,000	6,093,750	12,561,830	20,026,266	28,323,280	(2)
Expense	(4,660,500)	(7,976,050)	(10,377,033)	(12,202,343)	(14,526,474)	(3)
EBITA*	(1,410,500)	2,411,450	9,590,664	18,556,372	27,423,928	sum[(1)to(3)] = (4)
Clark Acquisition Loan Balance	6,250,000	30,156,250	60,973,214	95,154,933	131,633,437	(5)
Clark Required Interest (12%)	750,000	3,618,750	7,316,786	11,418,592	15,796,012	(5)x12% = (6)
Modified EBITA*	(2,160,500)	(1,207,300)	2,273,878	7,137,780	11,627,915	(4)-(6) = (7)
multiplied by 25%	(540,125)	(301,825)	568,470	1,784,445	2,906,979	(7)x25% = (8)
Put Multiple**	5	5	5	5	5	(9)
Put Formula Value	(2,700,625)	(1,509,125)	2,842,348	8,922,225	14,534,894	(8)x(9) = (10)

*      EBITA is calculated as if the put were exercised on 12/31 of a given year. If the put is exercised during the year, EBITA would be based on the trailing-twelve-month results at the time of the exercise.

**    If the Put Notice during either the sixth or seventh year after the Effective Date, the multiple will be six (6) and if after the seventh year the multiple will be eight (8).

Call Formula Value referenced in Section 8.05(a)(ii)(A,B,C)

	Year 1	Year 2	Year 3	Year 4	Year 5
Override Income / Carrier Payments	2,000,000	4,293,750	7,405,866	10,732,449	13,627,122	(1)
Acquired Income	1,250,000	6,093,750	12,561,830	20,026,266	28,323,280	(2)
Expense	(4,660,500)	(7,976,050)	(10,377,033)	(12,202,343)	(14,526,474)	(3)
EBITA*	(1,410,500)	2,411,450	9,590,664	18,556,372	27,423,928	sum[(1)to(3)]=(4)
multiplied by 25%	(352,625)	602,863	2,397,666	4,639,093	6,855,982	(4)x25%=(5)
Call Multiple **	N/A	N/A	3	4	4	(6)
Call Formula Value ***	2,500,000	2,500,000	7,192,998	18,556,372	27,423,928	(5)x(6)=(7)

*      EBITA is calculated as if the call were exercised on 12/31 of a given year. If the call is exercised during the year, EBITA would be based on the trailing-twelve-month results at the time of the exercise.

**   In the case of a call notice in the sixth year or later after the Effective Date, the call multiple is five (5) for all years. In case of termination for cause, the call multiple is five (5) for all years and is applied to Modified EBITA instead of EBITA.

***         In the first two years, the Call Formula Value is $2,500,000.

B-1

Call Formula Value referenced in Section 8.05(a)(ii)(D) and Section 8.05(b)

	Year 1	Year 2	Year 3	Year 4	Year 5
Override Income / Carrier Payments	2,000,000	4,293,750	7,405,866	10,732,449	13,627,122	(1)
Acquired Income	1,250,000	6,093,750	12,561,830	20,026,266	28,323,280	(2)
Expense	(4,660,500)	(7,976,050)	(10,377,033)	(12,202,343)	(14,526,474)	(3)
EBITA*	(1,410,500)	2,411,450	9,590,664	18,556,372	27,423,928	sum[(1)to(3)] = (4)
multiplied by 25%	(352,625)	602,863	2,397,666	4,639,093	6,855,982	(4)x25% = (5)
Call Multiple **	N/A	N/A	4	5	5	(6)
Call Formula Value ***	2,500,000	2,500,000	9,590,664	23,195,465	34,279,910	(5)x(6)=(7)

*    EBITA is calculated as if the call were exercised on 12/31 of a given year. If the call is exercised during the year, EBITA would be based on the trailing-twelve-month results at the time of the exercise.

**    In the case of a call notice in the sixth or seventh year after the Effective Date it means six (6) and in the case of the call notice in eighth year after the Effective Date or later it means eight (8). In case of termination for cause, the call multiple is five (5) for all years and is applied to Modified EBITA instead of EBITA.

***         In the first two years, the Call Formula Value is $2,500,000.

B-2

EXHIBIT C

Example of Winsor Distribution Calculation

Winsor Distribution referenced in Section 3.01(a)

	Year 1	Year 2	Year 3	Year 4	Year 5
Override Income / Carrier Payments	2,000,000	4,293,750	7,405,866	10,732,449	13,627,122	(1)
Acquired Income	1,250,000	6,093,750	12,561,830	20,026,266	28,323,280	(2)
Expense	(4,660,500)	(7,976,050)	(10,377,033)	(12,202,343)	(14,526,474)	(3)
EBITA	(1,410,500)	2,411,450	9,590,664	18,556,372	27,423,928	sum[(1)to(3)]= (4)

Clark Acquisition Loan Balance *	6,250,000	30,156,250	60,973,214	95,154,933	131,633,437	(5)
Clark Required Interest (12%) **	750,000	3,618,750	7,316,786	11,418,592	15,796,012	(5)x12% =(6)

Modified EBITA	(2,160,500)	(1,207,300)	2,273,878	7,137,780	11,627,915	(4)-(6) = (7)

Distributable Income	-	-	568,470	1,784,445	2,906,979	(7)x25%=(8)

*      The Acquisition Loan Balance includes the FMV of Clark equity at the time of distribution.

**    The Required Interest is the interest on Acquisition Loans reduced by the interest on Working Capital Loans.

C-1

EXHIBIT D

Examples of Winsor Distributions Made in Connection with a Capital Transaction

Change of Control Purchase referenced in Section 8.05(c)

	Year 1	Year 2	Year 3	Year 4	Year 5
Assumed Enterprise Value	2,500,000	19,300,000	76,700,000	148,500,000	219,400,000	(1)
Clark Working Capital Loans	(2,160,500)	(3,367,800)	(3,367,800)	(3,367,800)	(3,367,800)	(2)
Clark Acquisition Loans	(6,250,000)	(30,156,250)	(60,973,214)	(95,154,933)	(131,633,437)	(3)
Clark unpaid Required Interest	-	-	-	-	-	(4)
Appraised Value	(5,910,500)	(14,224,050)	12,358,986	49,977,267	84,398,763	sum[(l)to(4)] = (5)

Benson’s allocation of proceeds *	2,500,000	2,500,000	3,089,746	12,494,317	21,099,691	(5)x25%=(6)

* In the first two years, the proceeds cannot be less than $2,500,000 for a change in control event.

Capital Transaction Purchase (entire LLC is sold) - Determination of Benson’s proceeds [Section 4.03(b)(i)]

loan is assumed by acquiring party	Year 1	Year 2	Year 3	Year 4	Year 5
Enterprise Value (excl. loans)	2,500,000	19,300,000	76,700,000	148,500,000	219,400,000	(1)
Clark Working Capital Loans*	(2,160,500)	(3,367,800)	(3,367,800)	(3,367,800)	(3,367,800)	(2)
Clark Acquisition Loans*	(6,250,000)	(30,156,250)	(60,973,214)	(95,154,933)	(131,633,437)	(3)
Clark unpaid Required Interest	-	-	-	-	-	(4)
Purchase Price Received for LLC**	-	(14,224,050)	12,358,986	49,977,267	84,398,763	sum[(1)to(4)] = (5)

Benson’s allocation of proceeds ***	2,500,000	2,500,000	3,089,746	12,494,317	21,099,691	(5)x25%=(6)

* Acquisition and Working Capital loans are assumed by acquiring party.

** Value offered is calculated as enterprise value less assumed debt, but may differ depending on circumstances.

*** In the first two years, the proceeds cannot be less than $2,500,000 for a change in control event.

Capital Transaction Purchase (sale of single business unit) - Determination of Benson’s proceeds [Section 4.03(b)(i)]

loan is not assumed by acquiring party	Year 1	Year 2	Year 3	Year 4	Year 5
Sale proceeds	-	-	4,000,000	-	-	(1)
Clark Working Capital Loans	-	-	-	-	-	(2)
Clark Acquisition Loans			(3,000,000)		-	(3)
Clark unpaid Required Interest	-	-	(180,000)	-	-	(4)
Net Capital Transaction Proceeds	-	-	820,000	-	-	Sum[(1)to(4)] = (5)

Benson’s allocation of proceeds	-	-	205,000	-	-	(5)x25% = (6)

D-1